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                                                                    Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE

Bravo! Foods International Corp.

Investor Relations Contact                                       Company Contact
Integrated Corporate Relations        Jeffrey J. Kaplan, Chief Financial Officer
Kathleen Heaney                                                   (561) 625 1411
203-803-3585

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     Bravo! Foods International Corp. Reports Updates On SEC Filings and its
                       Senior Convertible Notes Due 2010

North Palm Beach, FL., August 21, 2006. Bravo! Foods International Corp. (OTC Bulletin Board: BRVO-News), a brand development and marketing company that manufactures, promotes and distributes vitamin-fortified, flavored milk drinks and other beverages, announced today that, as a result of the time required to implement a new valuation model for certain of its derivative financial instruments, it would not be able to file its Form 10-QSB for the quarterly period ended June 30, 2006 by August 21, 2006, the last day of the extended period for filing. The Company had previously filed a Form 12b-25, disclosing its need for an extended filing period. The Company is in the process of implementing a more suitable valuation model for these instruments. The resulting adjustments will be non-cash and will not impact the operating results of the Company.

As a result of the Company's non-filing of its Form 10-QSB for the quarterly period ended June 30, 2006, an event of default has occurred under the terms of the $30 million Senior Convertible Notes (the "Notes") issued on July 27, 2006 and the annual interest rate on the Notes was increased from 9% to 14%. In the event, however, that such event of default is subsequently cured, interest on the Notes shall revert to the rate of 9% per annum.
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In addition, upon the occurrence of an event of default, holders of the Notes may, upon written notice to the Company, require the Company to redeem all or any portion of their Notes.

Roy Warren, Chief Executive Officer, commented, "As soon as we knew of the revaluation issue we contacted our auditors as well as outside auditing consultants. Both professional groups have been and will continue to work diligently to address the valuation model until it is completed and this issue is resolved."

About the Company
Bravo! Foods International Corp. develops, brands, markets, distributes and sells nutritious, flavored milk products throughout the 50 United States, Great Britain and various Middle Eastern countries. Bravo!'s products are available in the United States and internationally through production agreements with regional aseptic milk processors and are currently sold under the brand names Slammers(R) and Bravo!(TM). Bravo!'s Slammers(R) products are available nationwide in popular chains such as: 7-Eleven, A&P, Dutch Farms, Giant Food Stores, Jewel, Kings, Pathmark, Safeway, Sam's Club, Shaw's, ShopRite, Speedway, SuperTarget, Unified, Waldbaums and Walgreens.

Many of Bravo! Foods' Slammers(R) lines of shelf-stable, single-serve milk drinks are co-branded through exclusive partnerships with Masterfoods, a division of Mars Incorporated, and MD Enterprises (Moon Pie(R)), providing superior name recognition packaged with quality, great-tasting drinks.

On November 1, 2005, Coca-Cola Enterprises, Inc. began distribution of the Slammers(R) Masterfoods line, as well as the Bravo!'s Slim Slammers(R) and Pro Slammers(TM) products, under a Master Distribution Agreement with Bravo!

For more information, visit: http://www.bravobrands.com.

Forward Looking Statements

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements
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that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

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